Exhibit 99.1

Analyst Contact:

Kurt Abkemeier

investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

INTELIQUENT REPORTS SECOND QUARTER RESULTS

Fourth Consecutive Quarter of Growth in Billed Minutes and 2014 Financial Estimates Reaffirmed

Financial and operating highlights include:

•	Voice revenue of $54.9 million in the second quarter of 2014, an increase of 10.2% from $49.8 million in the second quarter of 2013.

•	Net income of $9.4 million in the second quarter of 2014, compared with net income of $33.4 million in the second quarter of 2013 (which includes a $24.0 million gain on the sale of the global data business).

•	Adjusted EBITDA (a non-GAAP financial measure) of $19.5 million in the second quarter of 2014, an increase of 16.1% from $16.8 million in the second quarter of 2013 (see the reconciliation table at the end of this press release for a reconciliation to net income).

•	Free cash flow (a non-GAAP financial measure) of $16.8 million in the second quarter of 2014, an increase of 12.0% from $15.0 million in the second quarter of 2013 (see the reconciliation table at the end of this press release for a reconciliation to net income).

•	Billed minutes of 33.9 billion in the second quarter of 2014, an increase of 15.3% from 29.4 billion in the second quarter of 2013.

•	Company reaffirms 2014 financial estimates.

CHICAGO, July 24, 2014 – Inteliquent, Inc. (Nasdaq: IQNT), a leading provider of voice services, today announced its financial results for the second quarter of 2014.

“We are very pleased with our strong performance thus far in 2014,” said Ed Evans, Chief Executive Officer of Inteliquent. “During the quarter, we experienced continued growth in billed minutes, while maintaining a flat cost structure as a result of our recent cost management efforts. As we look forward to the remainder of the year, we will continue to focus on managing our costs and bringing new minutes onto our network, as we face certain headwinds related to mandated pricing reductions from intercarrier compensation reform and previously agreed upon rate decreases with several customers. As a result, we continue to project that our full year financial results will be in the range of the estimates we announced on May 1, 2014.”

Second Quarter Results

Inteliquent generated voice revenue of $54.9 million in the second quarter of 2014, an increase of 10.2%, or $5.1 million, from $49.8 million of voice revenue in the second quarter of 2013. The foregoing excludes data revenue from the second quarter of 2013. The increase related primarily to an increase in minute volumes.

Minutes of use increased 15.3% to 33.9 billion minutes in the second quarter of 2014, compared to 29.4 billion minutes in the second quarter of 2013. Average rate per minute for the second quarter of 2014 was $0.00162, a decrease of 4.1%, compared to $0.00169 for the second quarter of 2013.

Revenue from continuing operations for the second quarter of 2014 was $54.9 million, an increase of 2.8%, or $1.5 million, from $53.4 million for the second quarter of 2013. Included in revenue from continuing operations for the second quarter of 2013 is $3.6 million related to the global data business sold on April 30, 2013. Data operations for the Americas reporting unit did not meet all criteria required to receive discontinued operations accounting treatment. Excluding revenue from data operations in the Americas reporting unit for the second quarter of 2013, revenue from continuing operations increased $5.1 million in the second quarter of 2014. The increase in revenue from continuing operations is primarily related to an increase in minute volumes.

Network and facilities expense for the second quarter of 2014 was $23.1 million, a decrease of 4.1%, or $1.0 million, from $24.1 million for the second quarter of 2013. Network and facilities expense for the second quarter of 2013 included $1.6 million related to the global data business sold on April 30, 2013. Excluding costs from data operations in the Americas reporting unit for the second quarter of 2013, network and facilities expense increased $0.6 million in the second quarter of 2014. The increase in network and facilities expense was primarily due to an increase in minute volumes.

Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $13.3 million for the second quarter of 2014, a decrease of 2.2%, or $0.3 million, from $13.6 million for the second quarter of 2013. The second quarter of 2013 amount includes $0.3 million of data sales related expenses associated with our Americas reporting unit that did not qualify for discontinued operations accounting treatment. Excluding expenses from data operations in the Americas reporting unit for the second quarter of 2013, combined operating expenses were the same as the second quarter of 2014.

Depreciation and amortization expense was $3.0 million for the second quarter of 2014, or 5.5% of revenue, compared to $3.7 million for the second quarter of 2013, or 6.9% of revenue.

On April 30, 2013, we completed the divestiture of our global data business to GTT. In the second quarter of 2013, we recorded a $23.2 million gain on the sale of the data business within continuing operations.

Income from continuing operations in the second quarter of 2014 was $15.5 million, compared to income from continuing operations of $35.1 million for the second quarter of 2013.

In the second quarter of 2013, net loss from discontinued operations was $0.9 million.

Adjusted EBITDA (a non-GAAP financial measure) from continuing operations in the second quarter of 2014 was $19.5 million, an increase of 16.1%, or $2.7 million, from $16.8 million for the second quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and reconciliation to net income.

Free Cash Flow (a non-GAAP financial measure) in the second quarter of 2014 was $16.8 million, an increase of 12.0%, or $1.8 million, from $15.0 million for the second quarter of 2013. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Free Cash Flow and a reconciliation to net income.

Conference Call & Web Cast

The second quarter conference call will be held on Thursday, July 24, 2014 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at www.inteliquent.com. Participants can also access the call by dialing 1-888-587-0615 (within the United States and Canada), or 1-719-325-2484 (international callers) and entering the conference ID number: 2258657. A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 a.m. (ET) on August 23, 2014. To access the replay, dial 1-888-203-1112 (within the United States and Canada), or 1-719-457-0820 (international callers) and enter the conference ID number: 2258657.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: the effects of competition, including direct connects, and downward pricing pressure resulting from such competition; our regular review of strategic alternatives; the impact of current and future regulation, including intercarrier compensation reform enacted by the Federal Communications Commission; the risks associated with our ability to successfully develop and market new voice services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market new services; the ability to develop and provide other new services; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; the potential impact of any future acquisitions, mergers or divestitures; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; matters arising out of or related to the impairment charge and financial forecasting practices that were the subject of an investigation by the Company’s Audit Committee; the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation; the possibility of litigation or other actions related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2013, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately ten billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
Revenue	$54,881	$53,449	$111,098	$112,737
Operating expense:
Network and facilities expense (excluding depreciation and amortization)	23,129	24,053	48,019	48,689
Operations	7,202	7,508	14,509	15,306
Sales and marketing	818	1,526	1,494	3,560
General and administrative	5,254	4,535	9,054	9,034
Depreciation and amortization	3,010	3,699	6,151	8,212
(Gain) loss gain on disposal of fixed assets	(31)	223	(31)	223
Loss (gain) on sale of Americas data assets	—	(23,171)	1,081	(23,171)

Total operating expense	39,382	18,373	80,277	61,853

Income from operations	15,499	35,076	30,821	50,884

Other expense (income):
Interest expense (income)	17	(13)	19	(52)
Other (income) expense	(2)	(4)	(2)	1

Total other expense (income)	15	(17)	17	(51)

Income from continuing operations before provision for income taxes	15,484	35,093	30,804	50,935
Provision for income taxes	6,036	741	12,163	4,347

Income from continuing operations	9,448	34,352	18,641	46,588
Loss from discontinued operations, net of income tax provision	—	1,698	—	7,034
Gain on disposal of discontinued operations	—	(794)	—	(794)

Net income	$9,448	$33,448	$18,641	$40,348

Earnings per share – continuing operations:
Basic	$0.29	$1.05	$0.57	$1.44
Diluted	$0.28	$1.05	$0.57	$1.44
Loss per share – discontinued operations:
Basic	$—	$(0.03)	$—	$(0.20)
Diluted	$—	$(0.03)	$—	$(0.20)
Earnings per share – net income:
Basic	$0.29	$1.02	$0.57	$1.24
Diluted	$0.28	$1.02	$0.57	$1.24
Weighted average number of shares outstanding:
Basic	32,832	31,629	32,554	31,585
Diluted	33,369	31,629	32,892	31,585
Dividends paid per share:	$0.0750	$1.3125	$0.1500	$1.3125

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$89,535	$77,004
Receivables — net of allowance of $2,072 and $900, respectively	32,280	22,200
Deferred income taxes – current	957	720
Prepaid expenses	3,238	2,375
Other current assets	882	1,977

Total current assets	126,892	104,276
Property and equipment — net	23,810	25,815
Restricted cash	345	125
Deferred income taxes – noncurrent	3,924	5,495
Other assets	1,550	1,534

Total assets	$156,521	$137,245

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$951	$2,176
Accrued liabilities:
Taxes payable	1,438	2,437
Circuit cost	9,377	8,987
Rent	2,060	2,071
Payroll and related items	3,639	3,079
Other	923	1,674

Total current liabilities	18,388	20,424

Shareholders’ equity:
Preferred stock — par value of $.001; 50,000 authorized shares; no shares issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock — par value of $.001; 150,000 authorized shares; 33,109 shares and 32,215 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	33	32
Less treasury stock, at cost; 3,351 shares at June 30, 2014 and December 31, 2013	(51,668)	(51,668)
Additional paid-in capital	211,584	203,989
Accumulated deficit	(21,816)	(35,532)

Total shareholders’ equity	138,133	116,821

Total liabilities and shareholders’ equity	$156,521	$137,245

INTELIQUENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2014	2013
Operating
Net income	$18,641	$40,348
Adjustments to reconcile net income to net cash flows (used for) provided by operating activities:
Depreciation and amortization	6,151	9,455
Deferred income taxes	1,334	(1,884)
Loss (gain) on disposal of fixed assets	(31)	490
(Gain) loss on sale of Americas data assets	1,081	(23,171)
Gain on disposal of discontinued operations	—	(794)
Non-cash share-based compensation	2,110	3,930
Loss on intercompany foreign exchange transactions	—	56
Excess tax (benefit) deficiency associated with share-based payments	(753)	504
Changes in assets and liabilities:
Receivables	(10,080)	(3,860)
Other current assets	(849)	1,933
Other noncurrent assets	(16)	(44)
Accounts payable	(104)	198
Accrued liabilities	(2,570)	3,252

Net cash provided by operating activities	14,914	30,413

Investing
Purchase of equipment	(5,267)	(7,982)
Proceeds from sale of equipment	33	28
Proceeds from disposition of discontinued operations, net of transaction costs	—	9,709
Proceeds from disposition of Americas data assets, net of transaction costs	—	37,092
(Increase) decrease in restricted cash	(220)	837

Net cash (used for) provided by for investing activities	(5,454)	39,684

Financing
Proceeds from the exercise of stock options	7,720	220
Restricted shares withheld to cover employee taxes paid	(477)	(365)
Dividends paid	(4,925)	(42,650)
Payments made for repurchase of common stock	—	(1,565)
Excess tax benefit (deficiency) associated with share-based payments	753	(504)

Net cash provided by (used for) financing activities	3,071	(44,864)

Effect of exchange rate changes on cash	—	6
Net increase in cash and cash equivalents	12,531	25,239

Cash and cash equivalents — Beginning	77,004	31,479

Cash and cash equivalents — End	$89,535	$56,718

Supplemental disclosure of cash flow information:
Cash paid for taxes	$14,261	$1,187
Supplemental disclosure of noncash flow items:
Investing activity — accrued purchases of equipment	$621	$1,122

The following table includes selected financial and operational metrics, sequentially, for the last five quarters.

Selected Financial and Operational Metrics

($ in millions, except per minute figures)	Three Months Ended
	Jun. 30 2013	Sep. 30 2013	Dec. 31 2013	Mar. 31 2014	Jun. 30 2014
Total Revenue	$53.4	$50.4	$48.5	$56.2	$54.9
Adjusted EBITDA	$16.8	$17.0	$18.0	$20.2	$19.5
Total Capital Expenditures	$1.8	$1.9	$2.6	$2.6	$2.7
Free Cash Flow	$15.0	$15.0	$15.4	$17.6	$16.8
Voice Revenue	$49.8	$50.1	$50.2	$56.2	$54.9
Average Revenue per Minute	$0.00169	$0.00165	$0.00165	$0.00170	$0.00162
Minutes of Use (in millions):
Local
Local Transit Services	13,921	14,211	14,330	15,178	15,513
Switch Access (Long Distance)
Termination Services	11,569	11,662	11,306	12,539	13,161
Origination Services	3,946	4,545	4,790	5,418	5,222

Total Minutes of Use	29,436	30,418	30,426	33,135	33,896
# of Employees	143	140	143	149	154

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA” and “Free Cash Flow”, which are non-GAAP financial measures. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate: non-cash share-based compensation; as well as non-recurring amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee; a payment received under our insurance policy related to Hurricane Sandy; and the gain on sale of the global data business. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions, which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation, amounts incurred in connection with the discontinuation of our hosted service offering, severance payments, professional and legal fees incurred in connection with the internal investigation conducted by our Audit Committee, a payment received under our insurance policy related to Hurricane Sandy, and the gain on sale of the global data business. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest and taxes, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

Free Cash Flow is defined as Adjusted EBITDA less capital expenditures as disclosed in the Consolidated Statement of Cash Flows. Free Cash Flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. Management believes that Free Cash Flow is a relevant metric to provide investors, as it is an indicator of the Company’s ability to generate cash that can potentially be used by the Company for capital investments, acquisitions, payment of dividends or share repurchases. There are material limitations to using Free Cash Flow to measure the Company’s performance as it excludes certain material items such as cash used to pay income taxes and dividends. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

The following is a reconciliation of net income to EBITDA, Adjusted EBITDA and Free Cash Flow:

($ in thousands)	Three Months Ended
	Jun. 30 2013	Sep. 30 2013	Dec. 31 2013	Mar. 31 2014	Jun. 30 2014
Net income (loss)	$33,448	$6,471	$8,834	$9,193	$9,448
Interest expense (income) *	(2)	(1)	(1)	2	17
Provision (benefit) for income taxes *	740	4,177	5,000	6,127	6,036
Depreciation and amortization *	4,011	3,293	3,146	3,141	3,010

EBITDA	$38,197	$13,940	$16,979	$18,463	$18,511
Non-cash share-based compensation	2,060	1,239	994	1,024	1,085
Hosted services	—	(450)	(8)	(358)	(117)
Severance	278	505	15	—	—
Internal investigation	276	2,148	3	—	—
Insurance recovery	—	(423)	—	—	—
Loss (gain) on sale of global data business *	(23,964)	11	(1)	1,081	—

Adjusted EBITDA	$16,847	$16,970	$17,982	$20,210	$19,479
Capital Expenditures	$1,828	$1,924	$2,564	$2,582	$2,685
Free Cash Flow	$15,019	$15,046	$15,418	$17,628	$16,794

*	For comparison purposes, amounts include results from the global data business for the respective periods, prior to divestiture on April 30, 2013, which are reported as discontinued operations in the Company’s condensed consolidated statements of operations.